Exhibit 10.1
SECOND AMENDMENT AGREEMENT
     This SECOND AMENDMENT AGREEMENT (this “Amendment”) is made as of the 16th day of March, 2007 among:
     (a) AGILYSYS, INC., an Ohio corporation (“Agilysys”);
     (b) each other US Borrower, as defined in the Credit Agreement;
     (c) each Foreign Borrower, as defined in the Credit Agreement, (each such Foreign Borrower, together with each US Borrower shall be referred to herein, collectively, as “Borrowers” and, individually, each a “Borrower”);
     (d) the Lenders, as defined in the Credit Agreement, as hereinafter defined;
     (e) LASALLE BANK NATIONAL ASSOCIATION, as lead arranger, book runner and administrative agent for the Lenders under this Agreement (“Agent”);
     (f) NATIONAL CITY BANK, as syndication agent;
     (g) HARRIS N.A., as co-documentation agent;
     (h) CHARTER ONE BANK, N.A., as co-documentation agent; and
     (i) U.S. BANK NATIONAL ASSOCIATION, as managing agent.
     WHEREAS, Borrowers, Agent and the Lenders are parties to that certain Credit Agreement, dated as of October 18, 2005, that provides, among other things, for loans and letters of credit aggregating Two Hundred Million Dollars ($200,000,000), all upon certain terms and conditions (as amended and as the same may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”);
     WHEREAS, Borrowers, Agent and the Lenders desire to amend the Credit Agreement to modify certain provisions thereof and add certain provisions thereto;
     WHEREAS, each capitalized term used herein and defined in the Credit Agreement, but not otherwise defined herein, shall have the meaning given such term in the Credit Agreement; and
     WHEREAS, unless otherwise specifically provided herein, the provisions of the Credit Agreement revised herein are amended effective as of the date of this Amendment;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable consideration, Borrowers, Agent and the Lenders agree as follows:
     1. Amendment to Replace Definitions. Section 1.1 of the Credit Agreement is hereby amended to delete the definitions of “Consolidated EBITDA”, “Consolidated Fixed Charges”, “Consolidated Funded Indebtedness” and “Permitted Foreign Subsidiary Loans and Investments” therefrom and to insert in place thereof, respectively, the following:
     “Consolidated EBITDA” shall mean, for any period, as determined on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings from continuing operations of Agilysys, as reported in Agilysys’ Consolidated income statement for such period, as reflected in Agilysys’ Quarterly Report on Form 10-Q or Agilysys’ Annual Report on Form 10-K filed with the SEC for such period, as applicable, plus the aggregate amounts deducted in determining such Consolidated Net Earnings from continuing operations in respect of:
     (a) Consolidated Income Tax Expense;
     (b) Consolidated Interest Expense (including, to the extent deducted from Consolidated Net Earnings from continuing operations of Agilysys, the amortization of deferred financing costs, interest expense on deferred compensation arrangements, if any, and payments made to obtain Hedge Agreements);
     (c) Consolidated Depreciation and Amortization Charges;
     (d) Consolidated restructuring charges for the KeyLink Disposition as reported in Agilysys’ Consolidated financial statements for any such period during the fiscal year of Agilysys ending either on March 31, 2007 or March 31, 2008, in each case as reflected in Agilysys’ Quarterly Report on Form 10-Q or Agilysys’ Annual Report on Form 10-K filed with the SEC for such period, as applicable, in an aggregate amount not to exceed (i) Five Million Dollars ($5,000,000) for all such periods during the fiscal year ending on March 31, 2007, and (ii) Five Million Dollars ($5,000,000) for all such periods during the fiscal year ending on March 31, 2008;
     (e) (i) extraordinary non-cash losses not incurred in the ordinary course of business, minus (ii) extraordinary non-cash gains not incurred in the ordinary course of business; and
     (f) Consolidated one-time restructuring charges for each Acquisition completed on or after the KeyLink Disposition Date, in each case as approved by Agent, in its sole discretion, in an amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) for each such Acquisition;

provided that (A) the one-time tax payment of up to One Hundred Fifty Million Dollars ($150,000,000) in connection with the KeyLink Disposition shall be excluded from the calculation of Consolidated EBITDA; (B) for the period in which the KeyLink Disposition occurs, all operations of the “KeyLink Systems” business shall be deemed to be continuing operations for purposes of the calculation of Consolidated EBITDA; and (C) Consolidated EBITDA shall be calculated on a pro forma basis giving effect to positive earnings of any acquired entity pursuant to an Acquisition permitted under this Agreement, for the most recently completed four fiscal quarters of Agilysys, using, for such Acquisition, as applicable, historical financial statements containing such adjustments as are approved by Agent for inclusion in such calculation, which adjustments shall be satisfactory to Agent, in the good-faith exercise of its reasonable credit judgment. The aforementioned adjustments referenced in subpart (C) of the foregoing proviso may be broken down by fiscal quarter in Agilysys’ reasonable judgment.
     “Consolidated Fixed Charges” shall mean, at any date, as determined on a Consolidated basis and in accordance with GAAP, without duplication, the aggregate of (a) Consolidated Interest Expense (including, without limitation, the “imputed interest” portion of capital leases, synthetic leases and asset securitizations, if any), (b) rent expenses, (c) principal payments on Consolidated Funded Indebtedness (other than optional prepayments of the Loans or any other Indebtedness), (d) Consolidated Income Tax Expense paid in cash, and (e) cash expenditures relating to Capital Distributions (other than the 2007 Redemption); provided that (i) the one-time tax payment of up to One Hundred Fifty Million Dollars ($150,000,000) in connection with the KeyLink Disposition shall be excluded from the calculation of Consolidated Fixed Charges, and (ii) with respect to any Acquisition, such acquired entity’s historical financial information (as appropriate, in the sole discretion of Agent) shall be included in the calculation of Consolidated Fixed Charges.
     “Consolidated Funded Indebtedness” shall mean, for any period, as determined on a Consolidated basis, the sum of (a) all Indebtedness for borrowed money, as determined in accordance with GAAP, (b) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, and (c) Capitalized Lease Obligations and Indebtedness pursuant to synthetic leases, as determined in accordance with GAAP; provided that, during the period from the KeyLink Disposition Date until the Financial Covenant Effective Date, Consolidated Funded Indebtedness shall exclude all contingent obligations under undrawn letters of credit.
     “Permitted Foreign Subsidiary Loans and Investments” shall mean:
     (a) the investments by Agilysys or a Domestic Subsidiary in a Foreign Subsidiary (that is not a Credit Party), in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

     (b) the loans by Agilysys or a Domestic Subsidiary to a Foreign Subsidiary (that is not a Credit Party), in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;
     (c) any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, or guaranty from a Foreign Subsidiary of Indebtedness of, a Credit Party or any other Foreign Subsidiary; and
     (d) any Non-Credit Party Exposure, so long as the Non-Credit Party Exposure does not exceed the aggregate amount of Thirty Million Dollars ($30,000,000) at any time outstanding.
     2. Amendment to Revise Definitions.
     (a) Amendment to Revise the Definition of Applicable Facility Fee Rate. Section 1.1 of the Credit Agreement is hereby amended to add the following new provision to the end of the definition of “Applicable Facility Fee Rate”:
Anything in this Agreement to the contrary notwithstanding, for the period from the KeyLink Disposition Date through the Applicable Margin Reset Date, the Applicable Facility Fee Rate shall be twenty-two and one-half (22.50) basis points; provided that, if for any fiscal quarter during such period the Leverage Ratio exceeds or equals 1.50 to 1.00, then the Applicable Facility Fee Rate shall be as set forth in the above grid, as appropriate.
     (b) Amendment to Revise the Definition of Applicable Margin. Section 1.1 of the Credit Agreement is hereby amended to add the following new provision to the end of the definition of “Applicable Margin”:
Anything in this Agreement to the contrary notwithstanding, for the period from the KeyLink Disposition Date through the Applicable Margin Reset Date, the Applicable Margin shall be (i) one hundred two and one-half (102.50) basis points for LIBOR Fixed Rate Loans, and (ii) zero (0.00) basis points for Base Rate Loans; provided that, if for any fiscal quarter during such period the Leverage Ratio exceeds or equals 1.50 to 1.00, then the Applicable Margin shall be as set forth in the above grid, as appropriate.
     3. Addition to Definitions. Section 1.1 of the Credit Agreement is hereby amended to add the following new definitions thereto:
     “2007 Required Net Worth Amount” shall mean the Consolidated Net Worth of Agilysys as of the KeyLink Disposition Date, after giving effect to the KeyLink Disposition.

     “2007 Redemption” shall mean the repurchase by Agilysys, prior to December 31, 2007, of up to six million (6,000,000) shares of the capital stock of Agilysys with a portion of the proceeds from the KeyLink Disposition.
     “2007 Redemption Date” shall mean the date that the 2007 Redemption is completed.
     “Agilysys Canada” shall mean Agilysys Canada, Inc., a company organized under the laws of Ontario, Canada.
     “Applicable Margin Reset Date” shall mean the first date after the KeyLink Disposition Date that Consolidated EBITDA for the most recently completed twelve (12) calendar months, equals or exceeds Twenty-Five Million Dollars ($25,000,000).
     “Available Cash Liquidity” shall mean, at any date, the aggregate amount of all unrestricted cash-on-hand of Agilysys held at financial institutions located in the United States.
     “Financial Covenant Effective Date” shall mean the earliest of (a) the date that any Revolving Credit Exposure exists (other than any Letter of Credit Exposure not in excess of the aggregate amount of Five Million Dollars ($5,000,000) at any time), (b) the date of the first request for a Credit Event after the KeyLink Disposition Date, (c) the date that Agilysys delivers to Agent a Compliance Certificate evidencing compliance with the covenants set forth in Section 5.7(a) through Section 5.7(d) hereof, or (d) December 31, 2007.
     “KeyLink Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of January 2, 2007, among Agilysys, Agilysys Canada, Arrow Electronics, Inc., a New York corporation, Support Net, Inc., an Indiana corporation, and Arrow Electronics Canada Ltd., a corporation organized under the laws of Canada.
     “KeyLink Disposition” shall mean the sale by Agilysys and Agilysys Canada of certain of their respective assets relating to the operation of their “KeyLink Systems” business, pursuant to the KeyLink Asset Purchase Agreement.
     “KeyLink Disposition Date” shall mean the date that the KeyLink Disposition is consummated, pursuant to the KeyLink Asset Purchase Agreement.
     4. Amendment to Financial Reporting Provisions. Section 5.3 of the Credit Agreement is hereby amended to delete subsection (c) therefrom and to insert in place thereof the following:
     (c) Compliance Certificate. Agilysys shall deliver to Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, (i) from the period commencing with the KeyLink Disposition Date through the day prior to the Financial Covenant Effective Date, a certificate from the President or Chief Financial Officer of Agilysys calculating the Leverage Ratio as of the end of the immediately preceding fiscal quarter of Agilysys, and (ii) at all times other than the period commencing with the KeyLink Disposition Date through the day prior to the Financial Covenant Effective Date, a Compliance Certificate.
     5. Amendment to Change in Business Covenant. Section 5.5 of the Credit Agreement is hereby amended to delete subsection (b) therefrom and to insert in place thereof the following:
     (b) No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date (other than any change in the general nature of the business of the Companies by virtue of the KeyLink Disposition).
     6. Amendment to Financial Covenants. Article V of the Credit Agreement is hereby amended to delete Section 5.7 therefrom and to insert in place thereof the following:
     Section 5.7. Financial Covenants.
     (a) Leverage Ratio. Agilysys shall not suffer or permit at any time the Leverage Ratio to exceed 3.00 to 1.00; provided that Borrowers shall not be required to be in compliance with this Section 5.7(a) for the period from the KeyLink Disposition Date through the day prior to the Financial Covenant Effective Date (it being understood that effective on the Financial Covenant Effective Date, Borrowers shall be required to be in compliance with this Section 5.7(a) as of the last day of the most recently completed fiscal quarter of Agilysys).
     (b) Fixed Charge Coverage Ratio. Agilysys shall not suffer or permit at any time the Fixed Charge Coverage Ratio to be less than 1.20 to 1.00; provided that Borrowers shall not be required to be in compliance with this Section 5.7(b) for the period from the KeyLink Disposition Date through the day prior to the Financial Covenant Effective Date (it being understood that effective on the Financial Covenant Effective Date, Borrowers shall be required to be in compliance with this Section 5.7(b) as of the last day of the most recently completed fiscal quarter of Agilysys).
     (c) Liquidity Ratio. During the period from the Closing Date through the date that is ninety (90) days after the KeyLink Disposition Date, for any fiscal quarter of Agilysys in which the Leverage Ratio equals or exceeds 2.00 to 1.00, Agilysys shall not suffer or permit the Liquidity Ratio, for such fiscal quarter, to be less than 1.00 to 1.00; provided that Borrowers shall not be required to be in compliance with this Section 5.7(c) for the period from the KeyLink Disposition Date through the day prior to the Financial Covenant Effective Date (it being understood that effective on the Financial Covenant

Effective Date, Borrowers shall be required to be in compliance with this Section 5.7(c) as of the last day of the most recently completed fiscal quarter of Agilysys).
     (d) Consolidated Net Worth. Agilysys shall not suffer or permit at any time the Consolidated Net Worth, for the most recently completed fiscal year of Agilysys, to be less than the current minimum amount required, which current minimum amount required shall be:
     (i) on the Closing Date through March 30, 2006, the Closing Date Required Net Worth Amount;
     (ii) on March 31, 2006 through March 30, 2007, the Closing Date Required Net Worth Amount plus the Increase Amount for March 31, 2006;
     (iii) on March 31, 2007 (unless such date is the KeyLink Disposition Date, and in such case, this subpart (iii) shall have no effect) through the day prior to the KeyLink Disposition Date, the Closing Date Required Net Worth Amount plus the Increase Amount for March 31, 2006 and the Increase Amount for March 31, 2007; and
     (iv) on the KeyLink Disposition Date through March 30, 2008, the 2007 Required Net Worth Amount, with such current minimum amount required to be positively increased by the Increase Amount on March 31, 2008, and by an additional Increase Amount on the last day of each succeeding fiscal year of Agilysys thereafter.
As used herein, the term “Increase Amount” shall mean an amount equal to (A) fifty percent (50%) of positive Consolidated Net Earnings for the fiscal year then ended (with no deduction for losses), plus (B) one hundred percent (100%) of the proceeds of any equity offering by the Companies, or any debt offering of the Companies, to the extent converted into equity; provided that (1) Borrowers shall not be required to be in compliance with this Section 5.7(d) for the period from the KeyLink Disposition Date through the day prior to the Financial Covenant Effective Date (it being understood that effective on the Financial Covenant Effective Date, Borrowers shall be required to be in compliance with this Section 5.7(d) as of the last day of the most recently completed fiscal quarter of Agilysys); (2) on and after the 2007 Redemption Date, the current minimum amount required for the Consolidated Net Worth requirement shall be decreased by the aggregate amount paid by Agilysys for the repurchase of the capital stock of Agilysys pursuant to the 2007 Redemption; and (3) if the KeyLink Disposition does not take place, then Consolidated Net Worth shall be increased as set forth in subpart (iii) above on March 31, 2007, and by an additional Increase Amount on the last day of each succeeding fiscal year of Agilysys thereafter.
     (e) Minimum Available Cash Liquidity. Agilysys shall not suffer or permit at any time the Available Cash Liquidity to be less than One Hundred Million Dollars

($100,000,000) on the KeyLink Disposition Date through the Financial Covenant Effective Date.
     7. Amendment to Permitted Borrowing Covenant. Section 5.8 of the Credit Agreement is hereby amended to delete subsection (i) therefrom and to insert in place thereof the following new subsection (i):
     (i) for the period from the Closing Date through the date that is ninety (90) days after the KeyLink Disposition Date, unsecured obligations owing with respect to the Agreement for Inventory Financing (or, if the Agreement for Inventory Financing has been terminated, any other agreement or arrangement with IBM Credit LLC or any of its affiliates with respect to the purchase of Inventory); provided that (i) effective on the KeyLink Disposition Date through the date that is ninety (90) days after the KeyLink Disposition Date, the aggregate amount of all such obligations shall not exceed Thirty Million Dollars ($30,000,000), and (ii) effective on the date that is ninety-one (91) days after the KeyLink Disposition Date and thereafter, the aggregate amount of all such obligations shall not exceed Ten Million Dollars ($10,000,000);
     8. Additions to Merger and Sale of Assets Covenant. Section 5.12 of the Credit Agreement is hereby amended to add the following new subsection (m) at the end thereto:
     (m) Agilysys and Agilysys Canada may sell their respective assets pursuant to the KeyLink Disposition;
     9. Amendment to Pledge of Stock Provisions. Section 5.20 of the Credit Agreement is hereby amended to delete subsection (b) therefrom and to insert in place thereof the following:
     (b) Pledge of Stock or Other Ownership Interest. If, as of the last day of any fiscal quarter, the Obligor Asset Ratio or the Obligor EBITDA Ratio shall be less than 0.80 to 1.00, then Administrative Borrower shall provide prompt written notice to Agent and the Lenders and shall pledge, or cause a Domestic Subsidiary to pledge, within sixty (60) days of such notice, sixty-five percent (65%) of the outstanding shares or other ownership interests of first-tier Foreign Subsidiaries that would cause, with the addition of such Foreign Subsidiaries as Pledged Foreign Subsidiaries, the Obligor Asset Ratio and the Obligor EBITDA Ratio to be equal to or greater than 0.80 to 1.00; provided that Borrowers shall not be required to be in compliance with this Section 5.20(b) for the period from the KeyLink Disposition Date through the day prior to the Financial Covenant Effective Date. Any pledge by a Credit Party pursuant to this subsection (b) shall be evidenced by a pledge agreement, in form and substance reasonably satisfactory to Agent, executed by the appropriate Credit Party, with the requisite share certificates or other evidence of equity, if any, to be delivered to Agent, for the benefit of the Lenders.
     10. Amendment to Schedule 3. The Credit Agreement is hereby amended to delete Schedule 3 (Guarantors of Payment) therefrom and to insert in place thereof the new Schedule 3 attached hereto.

     11. Closing Items. Concurrently with the execution of this Amendment, Agilysys shall:
     (a) cause Agilysys MD, Inc. to execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment, in form and substance satisfactory to Agent, together with resolutions, Organizational Documents and any other agreement or document required by Agent, in its reasonable discretion;
     (b) cause each Guarantor of Payment to execute the attached Acknowledgement and Agreement;
     (c) pay an amendment fee in an amount equal to Two Hundred Thousand Dollars ($200,000) to Agent, for the pro-rata benefit of each Lender that shall have executed and delivered this Amendment to Agent on or before 5:00 P.M. (Eastern time) on March 15, 2007; and
     (d) pay all legal fees and expenses of Agent in connection with this Amendment.
     12. Representations and Warranties. (a) Each Borrower has the legal power and authority to execute and deliver this Amendment; (b) the officers executing this Amendment have been duly authorized to execute and deliver the same and bind each Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by each Borrower and the performance and observance by each Borrower of the provisions hereof do not violate or conflict with the organizational agreements of such Borrower or any law applicable to such Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against such Borrower; (d) no Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof; (e) no Borrower is aware of any claim or offset against, or defense or counterclaim to, such Borrower’s obligations or liabilities under the Credit Agreement or any Related Writing; and (f) this Amendment constitutes a valid and binding obligation of each Borrower in every respect, enforceable in accordance with its terms.
     13. References to Credit Agreement. Each reference that is made in the Credit Agreement or any Related Writing shall hereafter be construed as a reference to the Credit Agreement as amended hereby. Except as herein otherwise specifically provided, all terms and provisions of the Credit Agreement are confirmed and ratified and shall remain in full force and effect and be unaffected hereby. This Amendment is a Related Writing.
     14. Waiver. Each Borrower, by signing below, hereby waives and releases Agent and the Lenders and their respective directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, offsets, defenses and counterclaims of which such Borrower is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

     15. Counterparts. This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
     16. Headings. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.
     17. Severability. Any term or provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the term or provision so held to be invalid or unenforceable.
     18. Governing Law. The rights and obligations of all parties hereto shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of laws.
[Remainder of page intentionally left blank.]
11260511.6

     JURY TRIAL WAIVER. BORROWERS, THE LENDERS AND AGENT, TO THE EXTENT PERMITTED BY LAW, EACH HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, THE LENDERS AND AGENT, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AMENDMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.
     IN WITNESS WHEREOF, the parties have executed and delivered this Second Amendment Agreement as of the date first set forth above.

AGILYSYS, INC.

By:	/s/ Martin F. Ellis

Martin F. Ellis Executive Vice President, Treasurer and Chief Financial Officer

LASALLE BANK NATIONAL ASSOCIATION, as Agent and as a Lender

By:	/s/ Brian H. Gallagher

Brian H. Gallagher Vice President

NATIONAL CITY BANK, as Syndication Agent and as a Lender

By:	/s/ Marguerite C. Burtzlaff

Name:	Marguerite C. Burtzlaff

Title:	Senior Vice President

Signature Page 1 of 3
to the Second Amendment Agreement

HARRIS N.A., as Co-Documentation Agent and as a Lender

By:	/s/ Christopher C. Cavaiani

Name:	Christopher C. Cavaiani

Title:	Vice President

CHARTER ONE BANK, N.A., as Co-Documentation Agent and as a Lender

By:	/s/ Michael Dolson

Name:	Michael Dolson

Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Managing Agent and as a Lender

By:

Name:

Title:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Peter M. Ling

Name:	Peter M. Ling

Title:	Managing Director

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Joseph G. Moran

Name:	Joseph G. Moran

Title:	Managing Director

Signature Page 2 of 3
to the Second Amendment Agreement

FIFTH THIRD BANK

By:	/s/ Roy C. Lanctot

Name:	Roy C. Lanctot

Title:	Vice President

FIRSTMERIT BANK, N.A.

By:	/s/ Robert G. Morlan

Name:	Robert G. Morlan

Title:	Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Robert J. McArdle

Name:	Robert J. McArdle

Title:	Vice President, Commercial Banking

Signature Page 3 of 3
to the Second Amendment Agreement

ACKNOWLEDGMENT AND AGREEMENT
The undersigned consent and agree to and acknowledge the terms of the foregoing Second Amendment Agreement dated as of March 16, 2007. The undersigned further agree that the obligations of the undersigned pursuant to the Guaranty of Payment executed by the undersigned are hereby ratified and shall remain in full force and effect and be unaffected hereby.
The undersigned hereby waive and release Agent and the Lenders and their respective directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, offsets, defenses and counterclaims of any kind or nature, absolute and contingent, of which the undersigned are aware or should be aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.
JURY TRIAL WAIVER. THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT, THE LENDERS AND THE UNDERSIGNED, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AMENDMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

AGILYSYS NV, LLC		AGILYSYS MD, INC.

By:	/s/ Tina Stehle	By:	/s/ Tina Stehle

Name:	Tina Stehle	Name:	Tina Stehle

Title:	Vice President & General Manager	Title:	President

Signature Page to the
Acknowledgment and Agreement

SCHEDULE 3
GUARANTORS OF PAYMENT
Domestic Guarantors of Payment
Agilysys NV, LLC, a Delaware limited liability company
Agilysys MD, Inc., a Maryland corporation
Foreign Guarantors of Payment
None as of the Closing Date.